Exhibit 10.22

2020 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES OF RESTRICTED STOCK
Dennis Eidson	Xx/xx/2020	xxxxx

This Restricted Stock Award Agreement (the “Agreement”) is made as of the date specified in the individual grant summary, by and between SpartanNash Company, a Michigan corporation (together with its subsidiaries, “SpartanNash”), and the person specified in the individual grant summary, an employee of SpartanNash (the “Employee” or “you”).  For purposes of the Agreement, the “Employer” means SpartanNash or any Affiliate that employs you.  You and the Company are parties to an Employment Agreement dated August 4, 2020 that entitles you to the grant of awards of Shares of Restricted Stock in connection with your employment with the Company (the “Employment Agreement”), and this grant is made pursuant to such Employment Agreement.

SpartanNash has adopted the 2020 Stock Incentive Plan (the “Plan”) which permits the grant of an award of Shares of Restricted Stock.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration the parties hereto agree as follows:

1.

Grant of Restricted Stock.  SpartanNash hereby grants to you the number of Shares of Restricted Stock specified in the grant summary above for no cash consideration.  The Restricted Stock shall be subject to the terms and conditions in this Agreement and the Plan. You acknowledge receipt of a copy of the Plan Prospectus.  The date of grant shall be as specified on your individual grant summary above (“Grant Date”).

2.

Vesting of Restricted Stock.  The Restricted Stock is subject to the following transfer and forfeiture conditions (the “Restrictions”), which will lapse, if at all, on November 5, 2020 or the earlier date described in Section 3 below.  Except as otherwise provided in the Plan or this Agreement, neither the Shares of Restricted Stock nor any dividends paid on such Shares of Restricted Stock, may be sold, assigned, hypothecated or transferred (including without limitation, transfer by gift or donation) until the applicable vesting date provided below (the “Restricted Period”). If the application of the vesting percentages below results in the vesting of a fractional Share of Restricted Stock, the number of Shares vested shall be rounded to the nearest whole number.

Vesting Date:Cumulative Shares Vested:

November 5, 2020100%

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Exhibit 10.22

Except as provided in Section 3 below, unvested Restricted Stock shall be cancelled and forfeited if, at any time within the Restricted Period, your employment terminates for any reason.  For purposes of this letter agreement, a “termination of employment” with SpartanNash means the termination of your employment with SpartanNash and all Affiliates.  For avoidance of doubt, if you are employed by an Affiliate that is sold or otherwise ceases to be an Affiliate of SpartanNash, you shall incur a termination of employment under this Agreement.

3.	Accelerated Vesting.
a.

Upon termination of your employment within the Restricted Period by reason of a Qualifying Termination (as defined below), the Restricted Stock shall vest on a prorata basis, and such vested Restricted Stock shall no longer be subject to forfeiture.  In such event, the Restricted Period shall end upon such termination of employment with respect to the vested Restricted Stock, and the unvested Restricted Stock shall be forfeited. The prorata vesting shall be determined by multiplying the number of shares of Restricted Stock by a fraction, the numerator of which is the number of days on and after the Grant Date through the date of termination, and the denominator of which is [28] [29] [30][1] (but not to exceed 100% vesting).

b.

A “Qualifying Termination” means a termination of employment before November 5, 2020 on account of (i) termination by the Company without Cause (as defined in the Employment Agreement), (ii) termination by you for Good Reason (as defined in the Employment Agreement), (iii) termination on the date that is 30 days following the date on which a new Chief Executive Officer of the Company commences employment with the Company, (iv) termination by the Company on account of your Disability (as defined in the Employment Agreement), or (iv) termination on account of your death.

c.

In the event of a Change in Control (as defined in the Plan), if this Award Agreement is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then the Shares of Restricted Stock shall immediately become fully vested and delivered to you.

4.

Non‑Compete Restrictions.  As a condition of and in consideration for receiving this Restricted Stock Award, you agree to comply with the restrictive covenants regarding non‑competition, non‑solicitation and other matters set forth in your Employment Agreement.

[1]	The August 10 grant should use 28; the September 8 grant should use 29, and the October 7 grant should use 30.

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Exhibit 10.22

5.	Miscellaneous.
a.

You shall have the right to vote the Shares of Restricted Stock.  During the Restricted Period, you will accrue dividend equivalent amounts equal in value to the dividends you would have received in the absence of any Restrictions.  The dividend equivalents, and any other non‑cash dividends or distributions paid, with respect to a given Share of unvested Restricted Stock shall be subject to the same Restrictions as those relating to that Share of Restricted Stock granted under this Agreement.  After the Restricted Period ends with respect to that Share of Restricted Stock, you will receive cash equal to the value of the dividend equivalents that were accrued with respect to that Share, and you will have all shareholder rights, including the right to transfer the Share, subject to such conditions as SpartanNash may reasonably specify to ensure compliance with federal and state securities laws.  If and to the extent that the unvested Restricted Stock is forfeited, the related dividend equivalents will be forfeited.

b.

Shares of Restricted Stock issued hereunder shall at all times remain subject to any SpartanNash recoupment or recovery policy, as well as any policy on hedging and pledging, as such policies may be amended from time to time.

c.	Shares of Restricted Stock shall be evidenced by appropriate entry on the books of SpartanNash or a duly authorized transfer agent of SpartanNash (without a paper certificate).
d.

Neither the Plan nor this Agreement shall (i) be deemed to give you a right to remain an employee of SpartanNash, (ii) restrict the right of SpartanNash to discharge you, with or without cause, or (iii) be deemed to be a written contract of employment.

e.

In order to provide SpartanNash with the opportunity to claim the benefit of any income tax deduction which may be available to it and in order to comply with all applicable laws or regulations, SpartanNash may take such actions as it deems appropriate to ensure that, if necessary, all required federal, state, local or foreign payroll, employment, income or other withholding taxes are withheld or collected from you (“Tax‑Related Items”).  Unless the Committee determines otherwise, such withholding shall be accomplished by withholding of Shares that would otherwise be released upon vesting having a Fair Market Value equal to the Tax‑Related Items.

f.

SpartanNash, in its sole discretion, may decide to deliver any documents related to the Restricted Stock or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on‑line or electronic system established and maintained by SpartanNash or a third party designated by SpartanNash.  The third party administrator may send user ID, password and trading PIN information to new participants directly via regular mail.

g.

This Restricted Stock grant shall be effective only after you agree to the terms and conditions of this Agreement.  You shall not disclose either the contents or any of the terms and conditions of the Restricted Stock to any other person and agrees that SpartanNash shall have the right, in its sole discretion, to immediately terminate the Restricted Stock in the event of such disclosure.

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Exhibit 10.22

h.

This Agreement shall be construed under and governed by the internal laws of the State of Michigan without regard to the application of any choice‑of‑law rules that would result in the application of another state’s laws.  In any action brought by SpartanNash under or relating to this Agreement, you consent to exclusive jurisdiction and venue in the federal and state courts in, at the election of SpartanNash, (i) the State of Michigan and (ii) any state and county in which SpartanNash contends that you have breached this Agreement.  In any action brought by you under or relating to this Agreement, SpartanNash consents to the exclusive jurisdiction and venue in the federal and state courts of the State of Michigan, County of Kent.

i.

The invalidity or enforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

By execution of this Agreement as of the Grant Date, you hereby accept and agree to be bound by all of the terms and conditions of this Agreement and the Plan.

EMPLOYEE:

SIGNED BY ELECTRONIC SIGNATURE*

* By electronically accepting the RESTRICTED STOCK, YOU agree that (i) such acceptance constitutes YOUR electronic signature in execution of this Agreement; (ii) YOU agree to be bound by the provisions of the Plan AND the Agreement; (iii) YOU haVE reviewed the Plan AND the Agreement in their entirety, haVE had an opportunity to obtain the advice of counsel prior to accepting the RESTRICTED STOCK and fully understand all of the provisions of the Plan AND the Agreement; (iv) YOU HAVE been provided with a copy or electronic access to a copy of the U.S. prospectus for the Plan; and (v) YOU hereby agree to accept as binding, conclusive and final all decisions or interpretations of the committee upon any questions arising under the Plan AND the Agreement.

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